EXHIBIT 10(b)

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made on __________, _____, by and between REX American Resources Corporation, a Delaware corporation (the “Company”) and the undersigned, ______________________ (“Grantee”). Capitalized terms not otherwise defined herein shall have the same meaning as in the REX American Resources Corporation 2026 Incentive Plan (the “Plan”).

1. Grant of Restricted Stock. Pursuant to the Plan, the Company hereby grants to Grantee, as of the date hereof (the “Date of Grant”), ____ shares of Stock, subject to the restrictions, terms and conditions set forth in this Agreement (the “Restricted Stock”).

(a) Issuance of Shares. The Restricted Stock is being issued by the Company to Grantee in consideration of Grantee’s service to the Company, for which the Committee has determined Grantee has not been fully compensated, and the Committee has determined that the benefit received by the Company and its Subsidiaries as a result of such service has a value that exceeds the aggregate par value of the shares of Restricted Stock, which shares, when issued in accordance with the terms hereof, shall be fully paid and nonassessable.

(b) Issuance Mechanics. On the Date of Grant, the Company shall issue the shares of Restricted Stock to Grantee and shall (i) cause a stock certificate or certificates representing the shares of Restricted Stock to be registered in the name of Grantee, or (ii) cause such shares to be held in book entry form. If a stock certificate is issued, it shall be delivered to and held in custody by the Company and shall bear the restrictive legends required by Section 4(c) below. If the shares of Restricted Stock are held in book entry form, then such entry will reflect that the shares are subject to the restrictions of this Agreement. Grantee hereby agrees to execute a stock assignment in a form acceptable to the Company with respect to the shares of Restricted Stock upon the request of the Company.

2. Period of Restriction and Vesting of Restricted Stock.

(a) Period of Restriction. All restrictions imposed by this Agreement and the Plan shall apply to the Restricted Stock until the Restricted Stock vests (as provided in Sections 2(b), 3 or 5 hereof) (the period during which such restrictions apply is referred to as the “Period of Restriction”). Restricted Stock after the Period of Restriction has ended is referred to as “Vested Stock.”

(b) Vesting. Subject to Sections 3, 4 and 5 hereof, the restrictions on the Restricted Stock shall lapse and the Restricted Stock shall vest on the following dates (collectively, the “Vesting Period”), subject to Grantee’s continued service through the applicable vesting date:

Date	Annual Amount Vested	Cumulative Amount
First Anniversary of Date of Grant	one-third[1]	one-third
Second Anniversary of Date of Grant	one-third[2]	two-thirds
Third Anniversary of Date of Grant	one-third[2]	all

1 Rounded down to the nearest share, if necessary

2 Rounded up to the nearest share, if necessary

3. Accelerated Vesting. Notwithstanding the foregoing, the restrictions applicable to the Restricted Stock shall lapse and the Restricted Stock shall vest and become Vested Stock upon the occurrence of any of the following events during the Vesting Period:

(a) Death or Total Disability of Grantee;

(b) Termination of employment of Grantee by the Company or a Subsidiary by which Grantee is employed without Cause (as defined in an employment agreement between Grantee and the Company or a Subsidiary, if any, or if none as defined in the Plan);

(c) Voluntary termination of employment by Grantee after having obtained twenty (20) years of service with the Company or a Subsidiary and attained age 55;

(d) Grantee’s termination of employment with the Company or a Subsidiary for “good reason” within twelve (12) months following a Change in Control as defined in the Plan (as “good reason” is defined in an employment agreement between Grantee and the Company or a Subsidiary, if any, or if none this event shall not apply);

(e) If Grantee is a non-employee director of the Company, (i) Grantee’s termination of service on the Board of Directors of the Company by reason of retirement, which is deemed to occur only if Grantee (x) voluntarily resigns from the Board of Directors (and not at the request of the Board of Directors due to conduct by Grantee that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its Subsidiaries) and (y) attained age 55 with at least 20 years of service on the Board of Directors prior to the date of such termination or (ii) Grantee’s involuntary termination of service on the Board of Directors following a Change in Control; and

(f) Any other event specified as causing accelerated vesting in an applicable employment agreement, if any, between Grantee and the Company or a Subsidiary.

4. Forfeiture and Transfer Restrictions.

(a) Forfeiture. Except as otherwise provided in Section 3 above, in the event that Grantee’s service with the Company terminates for any reason during the Vesting Period, all of the shares of Restricted Stock that are not Vested Stock (after application of Section 3 above) shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeited Stock”). Upon the occurrence of such a forfeiture, the Company shall become the legal and beneficial owner of the Forfeited Stock and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of shares of Forfeited Stock. The Restricted Stock and any stock assignment executed by Grantee shall be held by the Company in accordance with Section 4(d) below until the shares are forfeited as provided in this Section 4(a), until such shares of Restricted Stock become Vested Stock, or until such time as this Agreement no longer is in effect.

(b) Non-Transferability of Restricted Stock. The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the Restricted Stock has become Vested Stock.

(c) Legends. Grantee understands and agrees that the Company may cause legends reflecting the restrictions on the Restricted Stock (including the vesting conditions, forfeiture provisions, and transfer restrictions) to be placed upon any certificate(s) evidencing ownership of the shares together with any other legends that may be required by state or federal securities laws.

(d) Escrow. Grantee, by acceptance of this Award, shall be deemed to appoint, and does so appoint, the Secretary of the Company as Grantee’s attorney(s)-in-fact to hold the shares of Restricted Stock in escrow and to effect any transfer of Forfeited Stock to the Company as may be required pursuant to the Plan or this Agreement, and Grantee agrees to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the shares of Restricted Stock in escrow and while acting in good faith and in the exercise of its judgment.

(e) Refusal to Transfer; Stop-Transfer Notices. The Company shall not be required (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred. Grantee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(f) Release of Restricted Stock. As soon as administratively practicable following the date that shares of Restricted Stock become Vested Stock, the Company shall, as applicable, either deliver to Grantee the certificate or certificates representing such shares in the Company’s possession belonging to Grantee without the legend referred to in Section 4(c) above, or, if the shares are held in book entry form, then the Company shall remove any restrictions listed on the book form notations. Grantee (or the beneficiary or personal representative of Grantee in the event of Grantee’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.

5. Change in Control. In the event of a Change in Control, this Award shall be subject to the definitive agreement governing such Change in Control. Such agreement, without Grantee’s consent and notwithstanding any provision to the contrary in this Agreement or the Plan, shall provide for one of the following: (a) the assumption of this Award by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of an award with substantially the same terms as this Award; or (c) the acceleration of the vesting of 100% of the Restricted Stock that remains unvested at the time of the Change in Control. In the event the definitive agreement does not provide for one of the foregoing alternatives with respect to the treatment of this Award, this Award shall have the treatment specified in clause (c) of the preceding sentence. The Committee may, in its sole discretion, accelerate the vesting of this Award in connection with any of the foregoing alternatives.

6. Use of Broker. To assure compliance with any applicable tax withholding requirements, Vested Stock may only be sold through a securities broker approved by the Company.

7. Certain Tax Actions. If Grantee makes an election with respect to the Restricted Stock as permitted under Section 83(b) of the Code, Grantee shall notify the Company of such election within ten (10) days after filing the election with the Internal Revenue Service. There is a strict time limit for making an election under Section 83(b) of the Code. Grantee should consult his/her tax advisor as to whether a Section 83(b) election should be filed and as to other tax aspects of the grant of Restricted Stock. Grantee hereby agrees to indemnify and hold harmless the Company and its affiliates and the directors, officers, agents and representatives of the Company and its affiliates, respectively, for any tax, penalty or interest imposed on the Company or such other parties in connection with the grant or vesting of Restricted Stock resulting from Grantee’s failure to provide notice to the Company in accordance with this Section 7.

8. Shareholder Rights. Subject to Section 4 hereof, Grantee shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Stock, including all voting rights and the right to receive dividends and other distributions, if any, paid by the Company with respect to the Restricted Stock except that, until such time as the Restricted Stock has become Vested Stock in accordance with the terms of this Agreement:

(i) Grantee shall not be entitled to receive a certificate or certificates for the Restricted Stock; and

(ii) the Company shall retain custody of any cash dividends or other distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the restrictions set forth in this Agreement and the other terms and conditions under this Agreement that are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become Vested Stock, and such Retained Distributions shall not bear interest or be segregated in separate accounts. Any Retained Distributions shall be paid by the Company (less applicable tax withholdings) to Grantee within 10 business days after the underlying shares of Restricted Stock become Vested Stock.

9. Adjustments Upon Changes in Capitalization, Etc. The Restricted Stock shall be subject to adjustment, modification and termination as provided in Section 5.6 of the Plan. Any such adjustment shall be conclusive and binding for all purposes.

10. Tax Withholding. The Company and each Subsidiary will have the authority and the right to deduct or withhold, or to require Grantee to remit to the Company or a Subsidiary, an amount sufficient to satisfy all Tax-Related Items with respect to any taxable event arising in connection with the Restricted Stock (including the filing of an election under Section 83(b) of the Code or the receipt of Retained Distributions). If Grantee files an election under Section 83(b) of the Code or is otherwise taxed on the value of the Restricted Stock on the Date of Grant (i.e., due to being retirement eligible), Grantee must satisfy the Tax-Related Items by issuing a check to the Company pursuant to such procedures as the Company may specify from time to time. If Grantee does not file an election under Section 83(b) of the Code (and is not otherwise taxed on the Restricted Stock on the Date of Grant), and unless Grantee satisfies such Tax-Related Items by issuing a check to the Company pursuant to such procedures as the Company may specify from time to time, Grantee shall surrender to the Company a portion of the shares of Restricted Stock (and a portion of the Retained Distributions) that become vested having a value equal to the amount of such Tax-Related Items. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in Grantee’s jurisdiction for all Tax-Related Items that are applicable to such taxable income. Grantee acknowledges that, regardless of any action taken by the Company, the ultimate liability for all Tax-Related Items will be Grantee’s sole responsibility and may exceed the amount withheld. Notwithstanding any other provision of this Agreement to the contrary, the Company will not be obligated to deliver any new certificate representing Vested Stock (or transfer shares of Vested Stock held in escrow) to Grantee or Grantee’s legal representative or enter such shares of Vested Stock in book entry form unless and until Grantee or Grantee’s legal representative has paid or otherwise satisfied in full the amount of all Tax- Related Items applicable to the taxable income of Grantee resulting from the grant or vesting of the Restricted Stock and payment of the related Dividends.

11. Restricted Stock Subject to Plan. The Restricted Stock awarded pursuant to the Plan is subject to all of the terms and conditions of the Plan, which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with, the terms of the Plan. Grantee acknowledges that he/she has received, read and understands the provisions of the Plan and agrees to be bound by its terms and conditions.

12. Compliance with Insider Trading Policy. Grantee acknowledges and confirms that all transactions in the Stock and any derivative securities related to the Stock shall be in compliance with the Company’s Insider Trading Policy.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company promptly to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final, binding and conclusive on all persons having or claiming any interest in this Agreement.

14. Not a Contract of Employment. This Agreement shall not be deemed to constitute an employment contract between the Company or a Subsidiary and Grantee or to be a consideration or an inducement for the employment or other service of Grantee.

15. Notices. Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, (iii) three (3) days after being sent by registered or certified mail, return receipt requested, or (iv) one (1) day after being deposited for overnight delivery with a recognized overnight courier, such as Federal Express or UPS, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may designate in writing.

16. Further Instruments. The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17. Entire Agreement; Governing Law; Severability; Etc. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior understandings and agreements of the Company and Grantee with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of the State of Delaware, subject to any applicable federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

18. Amendment, Suspension and Termination; Waiver. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee; provided, however, that no amendment, modification, suspension or termination of this Agreement will adversely affect the Award in any material way without the prior written consent of Grantee. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. The waiver by any party of a breach of any covenant, duty, agreement, or condition of this Agreement by any other party will not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REX American Resources Corporation

By:
Name:
Title:

Address and Facsimile Number:

REX American Resources Corporation
7720 Paragon Road
Dayton, OH 45459
Facsimile: (937) 276-8643

GRANTEE:

Address: